(d)(2)(R)(i)

FIRST AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

VOYA INVESTORS TRUST

This First Amendment, effective as of January 1, 2018, amends the Portfolio Management Agreement (the “Agreement”), dated May 1, 2017, among Voya Investors Trust, a Massachusetts business trust; Voya Investments, LLC (the “Manager”), an Arizona limited liability company; and T. Rowe Price Associates, Inc. (the “Portfolio Manager”), a Maryland corporation.

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 1, 2018.

NOW, THEREFORE, the parties agree as follows:

1.              Schedule B of the Agreement is hereby deleted and replaced with the Amended Schedule B attached hereto in order to modify the annual portfolio management fee for VY® T. Rowe Price Equity Income Portfolio.

2.              Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.              In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTORS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste

Name:	Terence Baptiste

Title:	Vice President

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of Voya Investors Trust, pursuant to the Portfolio Management Agreement dated May 1, 2017, the Manager will pay the Portfolio Manager a fee, computed daily(1) and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Series at the following annual rates:

SERIES(2)	RATE (as a percentage of average daily net assets)
VY® T. Rowe Price Capital Appreciation Portfolio

Assets up to $500 million:
0.50% on the first $250 million; and
0.40% on assets over $250 million

When assets exceed $500 million:
0.40% on the first $1 billion; and
0.35% on assets over $1 billion

When assets exceed $2 billion:
0.40% on the first $500 million; and
0.35% on assets over $500 million

When assets exceed $3 billion:
0.35% on all assets

(1)         The portfolio management fees for VY® T. Rowe Price Capital Appreciation Portfolio, VY® T. Rowe Price Equity Income Portfolio, and VY® T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the average daily net assets for the month.  The transitional credit for VY® T. Rowe Price Capital Appreciation Portfolio, VY® T. Rowe Price Equity Income Portfolio, and VY® T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the net assets on each day that the day’s net assets fall within the transitional credit range on that day.

(2)         The fees payable under this Portfolio Management Agreement are subject to a group fee waiver.  For purposes of this fee waiver, the assets of the Series will be aggregated with those of VY® T. Rowe Price Diversified Mid Cap Growth Portfolio and VY® T. Rowe Price Growth Equity Portfolio (the “VPI Portfolios”), each a series of Voya Partners, Inc. that is managed by the Manager and sub-advised by the Portfolio Manager.  Pursuant to the terms of a letter agreement between the Manager and the Portfolio Manager dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Series and the VPI Portfolios, as indicated below and will be applied to any fees payable by a Series.  Notwithstanding the reference to the fee waiver in this Schedule B, the terms of the letter agreement shall govern the fee waiver.

•                  Aggregate assets between $750 million and $1.5 billion = 5% discount

•                  Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

•                  Aggregate assets greater than $3.0 billion = 10% discount

VY® T. Rowe Price Equity Income Portfolio

Assets up to $100 million:
0.500% on the first $50 million; and
0.450% on the next $50 million

When assets exceed $100 million, the fee schedule resets as indicated below:
0.400% on all assets

When assets exceed $200 million, the fee schedule resets as indicated below:
0.350% on all assets

When assets exceed $500 million, the fee schedule resets as indicated below:
0.325% on the first $500 million; and
0.300% on the next $500 million

When assets exceed $1 billion, the fee schedule resets as indicated below:
0.300% on all assets

When assets exceed $1.5 billion, the fee schedule resets as indicated below:
0.275% on all assets

VY® T. Rowe Price International Stock Portfolio

Assets up to $250 million:
0.65% on the first $50 million
0.50% on the next $200 million

When assets exceed $250 million, the fee schedule resets as indicated below:
0.45% on all assets(3)

When assets exceed $1 billion, the fee schedule resets as indicated below:
0.425% on all assets(3)

Concurrently with payment of the portfolio management fee, the Manager or its agent will provide the Portfolio Manager with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

With respect to VY® T. Rowe Price Capital Appreciation Portfolio:

For VY® T. Rowe Price Capital Appreciation Portfolio (the “Capital Appreciation Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion.  The credit will apply at asset levels between $2.93 billion and $3 billion.

(3)         When assets are below $250 million, the breakpoints will reset to the asset weighted value of 0.65% on the first $50 million and 0.50% on the next $200 million.  When assets exceed $250 million, up to $1 billion, the breakpoints will reset to the asset weighted value of 0.45% on all assets.

To accommodate circumstances where the Capital Appreciation Portfolio’s assets fall beneath $3 billion and to prevent a decline in the Capital Appreciation Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the original fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold.  The credit would approach $250,000 annually when the Capital Appreciation Portfolio’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $2.93 billion	X $250,000
$70,000,000

With respect to VY® T. Rowe Price Equity Income Portfolio:

For VY® T. Rowe Price Equity Income Portfolio (the “Equity Income Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the higher fee schedule in place when assets are between $500 million and $1 billion and the lower flat fee once assets reach $1 billion.  The credit will apply at asset levels between approximately $958.3 million and $1 billion.  If assets are between approximately $958.3 million and $1 billion, the Manager will receive a transitional credit (as calculated below) to reduce the fee payable by the Manager to the Portfolio Manager to take into account what the Manager would be charged if the Equity Income Portfolio held $1 billion in assets and was eligible for the next lower flat rate tier of 0.300%.

The credit is determined by prorating the difference between the fee schedule in place when assets are between $500 million and $1 billion and the flat 0.300% fee schedule when assets reach $1 billion by multiplying the difference between the current portfolio size for billing purposes and a $958.3 million(4) threshold, divided by the difference between $1 billion and a $958.3 million threshold.  The credit would approach a maximum of $125,000 annually as the Equity Income Portfolio’s assets get closer to $1 billion and fall to $0 as the Equity Income Portfolio’s assets approach $958.3 million or exceed $1 billion.

As the Equity Income Portfolio’s assets approach $1 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $958,333,333	X $125,000
$41,666,667

(4)         The $958.3 million threshold is calculated by the Portfolio Manager.

For the Equity Income Portfolio, the Portfolio Manager will provide the Manager a new transitional credit to eliminate any discontinuity between the higher 0.300% flat fee in place once assets reach $1 billion and the lower 0.275% flat fee once assets reach $1.5 billion.  The credit will apply at asset levels between approximately $1.375 billion and $1.5 billion.  If assets are between $1.375 billion and $1.5 billion, the Manager will receive a transitional credit (as calculated below) to reduce the fee payable by the Manager to the Portfolio Manager to take into account what the Manager would be charged if the Equity Income Portfolio held $1.5 billion in assets and was eligible for the next lower flat rate tier of 0.275%.

The credit is determined by prorating the difference between the flat 0.300% fee schedule in place when assets are between $1 billion and $1.5 billion and the flat 0.275% fee schedule when assets reach $1.5 billion by multiplying the difference between the current portfolio size for billing purposes and a $1.375 billion(5) threshold, divided by the difference between $1.5 billion and a $1.375 billion threshold.  The credit would approach a maximum of $375,000 annually as the Equity Income Portfolio’s assets get closer to $1.5 billion and fall to $0 as the Equity Income Portfolio’s assets approach $1.375 billion or exceed $1.5 billion.

As the Equity Income Portfolio’s assets approach $1.5 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $1,375,000,000	X $375,000
$125,000,000

With respect to VY® T. Rowe Price International Stock Portfolio:

For VY® T. Rowe Price International Stock Portfolio (the “International Stock Portfolio”), the Portfolio Manager will provide the Manager transitional credits to eliminate any discontinuity between the tiered fee schedule and the flat 0.45% fee schedule once assets reach $250 million, and to eliminate any discontinuity between the flat 0.45% fee schedule and flat 0.425% fee schedule once assets reach $1 billion.  The credits will apply at asset levels between approximately $210 million and $250 million, and at asset levels between approximately $944 million and $1 billion.

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $250 million and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $210 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.45% fee schedule by the difference between the current portfolio size for billing purposes, and

(5)         The $1.375 billion threshold is calculated by the Portfolio Manager.

the $210 million threshold, divided by the difference between $250 million and the $210 million threshold.  The credit will approach $200,000 annually when the International Stock Portfolio’s assets are close to $250 million and fall to zero at approximately $210 million.

As the International Stock Portfolio’s assets approach $250 million, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $210,000,000	X $200,000
$40,000,000

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $1 billion and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $944 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the flat 0.45% fee schedule and the flat 0.425% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit will approach $250,000 annually when the International Stock Portfolio’s assets are close to $1 billion and fall to zero at approximately $944 million.

As the International Stock Portfolio’s assets approach $1 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $944,444,444	X $250,000
$55,555,555